Vicor Announces Appointment of James Simms as Chief Financial Officer and Member of Its Board of Directors

ANDOVER, MA -- 04/21/2008 -- Vicor Corporation (NASDAQ: VICR) today announced the appointment of James A. Simms as Chief Financial Officer and as a member of its Board of Directors. Richard J. Nagel, Jr., who had been serving as Interim Chief Financial Officer and Vice President, Chief Accounting Officer, will continue as Vice President, Chief Accounting Officer.

Prior to joining Vicor, Mr. Simms was a Managing Director of Needham & Company, LLC, a privately held, full-service investment banking and asset management firm. Mr. Simms held previous positions as a senior professional with the investment banks Janney, Montgomery Scott LLC, a wholly owned subsidiary of The Penn Mutual Life Insurance Company, and Adams, Harkness & Hill, Inc. Mr. Simms is currently an independent director of PAR Technology Corporation (NYSE: PTC), for which he is a member of the Audit and Compensation Committees and serves as the Chair of the Governance and Nominating Committees. Mr. Simms holds a Master of Business Administration degree from The Wharton Graduate School of Business at the University of Pennsylvania and a Bachelor of Arts degree from the University of Virginia.

Commenting on the appointment of Mr. Simms, Vicor's CEO Patrizio Vinciarelli, noted: "I am confident that Jamie's intellect and broad experience will add useful bandwidth as we seek to exploit technological innovation to accelerate market penetration and financial returns to the shareholders. I am delighted to have Jamie on board and expect that he will add significant value."

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:
Mark A. Glazer
Investor Relations
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439